Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 29, 2013, for the year ended December 31, 2012, and the period September 1, 2011 (Inception) to December 31, 2011, related to the financial statements of Pershing Gold Corporation (formerly Sagebrush Gold Limited) (an Exploration Stage Company), and the unaudited interim financial statements for the nine months ended September 30, 2013, which appear in Pershing Gold Corporation to Registration Statement on Amendment Number 1 to Form S-1 filed on or about February 18, 2014.

/s/ KBL, LLP
KBL, LLP
New York, NY
February 18, 2014

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